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Exhibit 5.1

[LETTERHEAD OF MCDONALD CARANO WILSON, LLP]

July 24, 2006

Axonyx, Inc.

        Re: Registration Statement—Form S-4

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the shares issuable for the existing TorreyPines shares ("Shares") and the shares issuable upon conversion of the 12,000,000 warrants being issued to the holders of TorreyPines preferred stock ("Warrant Shares").

        As your Nevada counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the authorization of the issuance of the Shares and Warrant Shares under the Registration Statement, and such documents and certificates as we have deemed necessary to render this opinion.

        Based upon and subject to the foregoing, it is our opinion that the Shares and Warrant Shares are duly authorized to be issued in accordance with the Registration Statement.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,
McDONALD CARANO WILSON, LLP

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[LETTERHEAD OF MCDONALD CARANO WILSON, LLP]